Exhibit 15

ACCOUNTANTS LETTER OF ACKNOWLEDGMENT

To the Board of Directors and Shareholders
American Lorain Corporation

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of American Lorain Corporation and its subsidiaries for the periods ended June 30, 2008 and December 31, 2007, as indicated in our report dated August 5, 2008 because we did not perform an audit and we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, is incorporated by reference in Registration Statement No. 333-145260 of American Lorain Corporation on Form S-1/A (Amendment No. 5).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of that Act.

/s/ Samuel H. Wong & Co., LLP
South San Francisco, California	Samuel H. Wong & Co., LLP
September 19, 2008	Certified Public Accountants